Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

"SURGE COMPONENTS, INC.", A DELAWARE CORPORATION,

WITH AND INTO "SURGE COMPONENTS, INC." UNDER THE NAME OF "SURGE COMPONENTS, INC.", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF NEVADA, AS RECEIVED AND FILED IN THIS OFFICE ON THE THIRTIETH DAY OF DECEMBER, A.D. 2021, AT 11:40 O`CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF MERGER IS THE THIRTY-FIRST DAY OF DECEMBER, A.D. 2021.


SECRETARY'S OFFICE
DELAWARE

Jeffrey W. Bullock, Secretary of State

6510176 8100M
SR# 20214263195

Authentication: 202460890
Date: 01-22-22

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:40 AM 12/30/2021
FILED 11:40 AM 12/30/2021
SR 20214263195 - File Number 7268960

STATE OF DELAWARE
CERTIFICATE OF MERGER OF DOMESTIC CORPORATION INTO FOREIGN CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned surviving corporation executed the following Certificate of Merger:

FIRST: The name of each constituent corporation is Surge Components, Inc., a Nevada corporation, and Surge Components, Inc., a Delaware corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252.

THIRD: The name of the surviving corporation is Surge Components, Inc., a Nevada corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on 12/31/2021.

SIXTH: The Agreement of Merger is on file at 95 East Jefryn Blvd., Deer Park, New York 11729, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

EIGHT: The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at 95 East Jefryn Blvd., Deer Park, New York, 11729.

By: ______________________
Authorized Officer

Name: Ira Levy
Print or Type

Title: Chief Executive Officer, CFO, President and Director